Investor Presentation June 2016

1 Forward-Looking Language SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized. Additional Information Chico’s FAS, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. The Company has filed a preliminary proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.chicosfas.com, by writing to Chico’s FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company’s proxy solicitor, Innisfree, toll-free at (877) 825-8971.

2 Operating and Cost Enhancements  Realigned marketing and digital commerce functions  Launched three new cost saving and operating efficiency initiatives in supply chain, non-merchandise procurement and marketing  Improved omni-retail capabilities Leadership Enhancements  Appointed Susan Lanigan as General Counsel  Appointed Kristin Oliver as Chief Human Resources Officer Board and Governance Enhancements  Nominated two new independent directors with deep and highly relevant retail, turnaround and cost-cutting experience  Approved proposal to declassify Chico’s FAS Board over a three-year period  Adopted formal policy on over-boarding, limiting directors’ board memberships to 4 in addition to Chico’s FAS Recent Actions: Executing on Our Strategic Plan 1 2 3 Operational and strategic enhancements expected to result in annual savings of $65- $85mm, further examining cost reduction and efficiency improvements, while maintaining brand integrity and service differentiation

3 Realigned Marketing and Digital Commerce  On April 25th, we announced the realignment of Marketing and Digital Commerce functions — Brings marketing decision making and accountability back to brands, closer to consumers — Reduces complexity while improving execution — Approximately $14 million of expected annual cost savings 1

4 Launched Three New Initiatives to Reduce Costs and Optimize Shared Services  In Q1, we launched a comprehensive review of the Company’s cost structure  On May 26, we announced / launched 3 new initiatives expected to generate savings of $50 - $70mm —Supply chain efficiency ($30 - $40mm in expected annual savings): Drive savings from areas such as testing product to identify winners, positioning fabric, optimizing our floor-set cadence, and collaborating more actively with vendors —Non-merchandise expense reduction ($10 – $20mm in expected annual savings): Reduce expenses through formalized and strategic supplier rationalization, negotiations and collaboration —Further marketing spend optimization ($11mm in additional expected annual savings to $14mm already announced): Achieve further reduction in spend by using our rich historical data set to determine the most effective marketing techniques to engage with our customers  We anticipate generating $15 million of these costs savings in fiscal 2016 and expect these initiatives to be fully implemented during 2017 1

5  Kristin Oliver appointed Chief Human Resources Officer  Previously EVP of People at Walmart U.S. from 2013 to 2015  Joined Walmart as Assistant General Counsel in 2004  “Kristin has significant experience implementing world- class talent attraction, development and retention programs, in addition to defining roles, responsibilities and structure” — Shelley Broader Leadership Enhancements Management Changes  Susan Lanigan appointed EVP & General Counsel  Previously EVP & General Counsel at Dollar General from 2002 to 2013  Prior to Dollar General, served as General Counsel at Zale  “Susan brings a remarkable record helping prominent national retailers successfully navigate complex legal, compliance and regulatory issues. Throughout her career, she has also been a strong partner to boards and management, advising on strategic planning, business analysis and governance matters. In this regard, she has already made contributions to Chico's FAS as demonstrated by the governance enhancements we are announcing today and on which she advised” — Shelley Broader Kristin Oliver 12+ years of retail experience Susan Lanigan 25+ years of professional experience, including 15+ years in retail 2 We have bolstered our Leadership team and Board with individuals who have the most relevant skills, expertise and record to support our success and the execution of our strategic plan

6 Board and Governance Enhancements  On May 24, Chico’s FAS nominated 2 new independent director candidates Board Nominees Bonnie Brooks 30+ years of retail experience Bill Simon 10+ years of retail experience  Board of Directors unanimously approved proposal to declassify the Board by class over a three-year period; entire Board would stand for election at the 2019 Annual Meeting  Board adopted a formal policy limiting directors to service on 4 public company boards in addition to the Chico’s FAS board Governance Changes 3  Vice Chairman of Hudson’s Bay Company since 2014  Joined Hudson’s Bay in 2008 as President & CEO  From 2002 to 2008 served as President of Lane Crawford Joyce Group  More than 30 years of global executive leadership experience in retail and merchandising — Includes having led three major international department store turnarounds  Former President & CEO of Walmart U.S. from 2010 to 2014  Joined Walmart in 2006 and served as COO from 2007 to 2010  Previously held senior executive positions at Brinker, Diageo and Pepsi  Seasoned executive with a proven track record leading large, complex global retailers with best-in-class cost structures and premier consumer brands We have bolstered our Leadership team and Board with individuals who have the most relevant skills, expertise and record to support our success and the execution of our strategic plan

Q1 2016 Results

	Thirteen Weeks Ended,		
	30-Apr-16 Q1 2016	2-May-15 Q1 2015[1]	Year-over-Year Change
Net Sales			
Chico's	$ 348.7	$ 369.9	(5.7)%
White House Black Market	215.0	225.4	(4.6)%
Soma	79.3	77.2	2.7 %
Total Net Sales	**$ 643.0**	**$ 672.5**	(4.4)%
Cost of Goods Sold	380.6	385.5	(1.3)%
Gross Margin	**$ 262.3**	**$ 287.0**	(8.6)%
% Margin	*40.8 %*	*42.7 %*	*(190)bps*
SG&A	208.1	215.1	(3.2)%
% Margin	*32.4 %*	*32.0 %*	*40 bps*
Restructuring & Strategic Exp.	3.7	14.9	(75.5)%
Income from Operations	**$ 50.5**	**$ 57.1**	(11.4)%
Adj. Net Income	**$ 33.4**	**$ 44.5**	(25.1)%
Diluted Adj. EPS	**$ 0.25**	**$ 0.30**	(16.7)%
Brand Contribution (% of Total Sales)			
Chico's	54.2 %	55.0 %	
White House Black Market	33.5 %	33.5 %	
Soma	12.3 %	11.5 %	

Commentary

Same Store Sales

Chico's: (5.4)%

WHBM: (3.8)%

Soma: 0.5%

Total Company: (4.2)%

Weak traffic across the industry impacted overall sales

Contraction in gross margin reflects increased promotional activity in response to lower traffic and sales deleverage of occupancy expenses

Decrease in SG&A reflects savings in store labor, marketing expenses and incentive compensation

Overall store traffic trended better than peer index

In a challenging environment, Chico's is focused on cutting costs and achieving operating efficiencies

Note: All financial figure baselines exclude Boston Proper.

[1] Pro forma for reclassification of shipping and occupancy expenses.

CHICO'SFAS INC 7

8 Strategy Overview

9 A Strong Foundation…. …With Clear Operating Improvement Opportunities 1. Priority: Evolve our customers’ experience 2. Priority: Strengthen our brands’ positioning 3. Priority: Leverage actionable retail science 4. Priority: Sharpen our financial principles  Three powerful, differentiated brands that serve attractive consumer segments with moderate to high income levels  Loyal customer base we know well through capturing customer information on over 90% of our transactions  Commitment to service that we believe is unique  Leading omni-retail capabilities  Renewed financial discipline  Shareholder value creation through capital return Initial Observations 1 2 3 4

10 Powerful, Differentiated Brands that Serve Attractive Consumer Segments 1 % of total sales excludes Boston Proper. Comfortable, relaxed fit and modern style. Accessories coordinate for an individualized, outfitted wardrobe  Founded in 1983 as a boutique selling Mexican folk art and cotton sweaters from a store on Florida’s Sanibel Island  Iconic brand with a cult-like following of loyal customers of women 45 years and older  New initiatives include testing petites in stores after successful online test  2015 Sales: $1,358mm (53% of Total Sales)1  604 boutiques across the U.S., Canada and Puerto Rico  117 outlets  46 Chico’s franchise locations in Mexico

11 Powerful, Differentiated Brands that Serve Attractive Consumer Segments 1 % of total sales excludes Boston Proper. Feminine and affordable alternative to designer fashion. Primarily in black and white and seasonal color splashes  Aspirational and sophisticated styles fill a niche for fashionable women 35 years and older  New initiatives include renewed focus on special occasion business  2015 Sales: $871mm (34% of Total Sales)1  434 boutiques across the U.S., Canada and Puerto Rico  71 outlets

12 1 % of total sales excludes Boston Proper. Powerful, Differentiated Brands that Serve Attractive Consumer Segments Beautiful and sensual lingerie, loungewear and beauty. Embracing women with luxuriously soft fabrics, innovative fashion, and an always perfect fit in sizes 32A-44G and XS-XXL  Enviable position that caters to a vastly underserved market focusing on women 35 years and older  New initiatives include swim rolled out to all stores and online after successful test  2015 Sales: $332mm (13% of Total Sales )1  272 boutiques across the U.S., Canada and Puerto Rico  19 outlets  31 franchise locations in Mexico

13 Leading Omni-Retail Capabilities  Long before most peers, we were tying purchases directly to specific customer names — Customer information databases — Converted paper customer books to digital (iPad) — Drove incremental appointment sales and ADS by expanding associates’ visibility of customers’ category of loyalty  New Omni-Retail Initiatives — Rollout of a new POS system — Introduction of the customer book to allow store associates visibility to past customer behaviors – >90% of revenues were derived from customers in loyalty programs — iPads provide capability to buy items online and contact customers / groups of customers Chico’s FAS Customer Analytics

Improvement in Store Productivity

- While our physical store base is still important to our customers and our business, we are taking active steps to focus efforts on our most productive locations
- We are reducing and improving our overall store footprint to best serve our customers:
  - *Slowed square footage growth*
  - Implemented plans to *close approximately 175 stores through 2017, primarily Chico's and White House Black Market stores*
  - *Focused on closing less profitable stores*
- Our customers are also interacting with us more through our online offerings, and thus, we are investing more in our digital capabilities

Chico's FAS Store Locations


Chico
WHBM
Soma

chico'sFAS INC 14

15 Reduced Promotions & Better Inventory Management Disciplined Capex Commitment to Financial Discipline Result: Increased Gross Margin Result: Improved Cash Flows Commitment to financial discipline served us well during 2015 — we achieved record sales and gross margin in the first half of the year, and continued to improve gross margin leverage in the second half, despite a slowing sales environment $ 120 $ 85 2014A 2015A Capex Spend Declined (29)% 38.5% 38.8% 2014A 2015A Gross Margin Improved +30 bps1 1 Pro forma for reclassification of shipping and occupancy expenses. Excludes Boston Proper.

16 Significant Return of Capital Source: Company filings and Capital IQ $334 million returned to shareholders through dividends and share repurchases over the last year, representing nearly 3x free cash flow. $1 billion returned to shareholders through dividends and share repurchases since share repurchase program began in the 3Q10 Since 2010, over $1bn has been returned to shareholders ~135% of free cash flow $ 28 $ 34 $ 35 $ 38 $ 46 $ 44 $ 18 $ 182 $ 108 $ 245 $ 10 $ 290 $ 46 $ 216 $ 143 $ 283 $ 56 $ 334 2010A 2011A 2012A 2013A 2014A 2015A Dividends Share Repurchases

17 5-Year Average Free Cash Flow Yield Chico’s Historical Free Cash Flow Generation Has Exceeded Most Peers Source: Company filings and Capital IQ as of 31-May-2016 Note: 5-Year Average Free Cash Flow Yield calculated as average free cash flow over last 5 years divided by current market capitalization as of 31-May-2016. 9.1% 14.5% 13.1% 12.7% 12.7% 8.3% 7.8% 7.0% 6.7% 6.1% 6.1% 5.3% 5.1% 4.8% 4.4% 4.3% 2.5% 5-Yr. Median: 6.4% CHS GPS ANF BKE GES EXPR COH PLCE ASNA DSW AEO GCO URBN FL LB CAL FINL

18 A Strong Foundation…. …With Clear Operating Improvement Opportunities 1. Priority: Evolve our customers’ experience — Integrate our digital and physical retail environments to have the agility to exceed our customers’ expectations as their relationship with digital evolves 2. Priority: Strengthen our brands’ positioning — Leverage the connection we have with our loyal customers, attract new customers, and continue to deliver unparalleled service 3. Priority: Leverage actionable retail science — Develop algorithms and models to drive and enable real-time decision-making to improve how we go to market, stock our product, and interact with our customers 4. Priority: Sharpen our financial principles — Drive further savings through leveraging our shared services model, optimizing our occupancy costs, ensuring a high ROI on marketing spend an d facilitating value creation  Three powerful, differentiated brands that serve attractive consumer segments  Loyal customer base we know well through capturing customer information on over 90% of our transactions  Commitment to service that we believe is unique  Leading omni-retail capabilities  Renewed financial discipline  Shareholder value creation through capital return A Leading Retailer Well Positioned for Growth and Value Creation 1 2 3 4